Exhibit 99.2

FOR RELEASE — MAY 1, 2006

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Houghton Assumes Non-Executive Chairman Role

Retires as Corning employee

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) announced today that James R. Houghton, 70, chairman of the board of directors, retired as an active employee of the company, effective May 1, 2006. Houghton will continue in a leadership role as non-executive chairman of the board.

Houghton, who has more than 37 years of service with Corning, first retired from the company in 1996. He returned as non-executive chairman in June, 2001, and he was named chairman and chief executive officer (CEO) by the board of directors in April, 2002. He relinquished the CEO role in April, 2005, at which time the board named Wendell P. Weeks, president and CEO, and Peter F. Volanakis, chief operating officer. These two executives, along with James B. Flaws, vice-chairman and chief financial officer; Joseph A. Miller, executive vice president and chief technology officer; Kirk P. Gregg, executive vice president and chief administrative officer; and Pamela C. Schneider, senior vice president and operations chief of staff; comprise Corning’s Management Committee.

James J. O’Connor, lead director, said, “We owe Jamie Houghton a great debt of gratitude. Four years ago he came out of retirement, and working closely with Wendell and the entire Management Committee, they have done a remarkable job of returning this company to profitability, restoring its financial health and resuming its technology leadership.”

Houghton said, “When I returned in 2002 I said I did not have a timetable for retirement. But I did say that I would retire from active employment when the time was right. The time now is right. Wendell is doing an outstanding job as CEO and the entire Management team is one of the most capable I have ever had the opportunity to work with. As I continue in my role as chairman of the board, I look forward to working with this extraordinary team to build on the success of this great company.”

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Houghton Assumes Non-Executive Chairman Role
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By retiring as an active employee, but remaining as non-executive chairman, Houghton, will now be eligible to begin accepting retirement distributions from Corning’s pension and related plans. The IRS requires that such distributions begin to be made when an individual reaches the age of 70.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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